EXHIBIT 15.2

The Stockholders and
Board of Directors of
Morgan Stanley Dean Witter & Co.

We are aware of the inclusion in the Registration Statement on Form S-8 of Morgan Stanley Dean Witter & Co. (the "Company") for the registration of 5,000,000 shares of common stock, par value $0.01 per share, pertaining to the Company's Dean Witter START Plan (Saving Today Affords Retirement Tomorrow), of our report dated March 27, 1997 with respect to the unaudited condensed consolidated interim financial statements of Morgan Stanley Group Inc. for the quarter ended February 28, 1997, included on the Company's Form 10-Q for the quarter ended May 31, 1998 filed on July 14, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/  ERNST & YOUNG LLP
New York, New York
September 3, 1998